MPLX LP Delivers Extraordinary Results in 2018

•	Reported record full-year net income of $1.8 billion and adjusted EBITDA of $3.5 billion, an increase of $1.0 billion and $1.5 billion, respectively, compared to 2017

–	Logistics & Storage (L&S): expanded earnings base through completion of dropdowns, pipeline expansions, and acquisition of an export terminal

–	Gathering & Processing (G&P): added 11 plants with 1.5 billion-cubic-feet-per-day of processing and 100,000 barrels-per-day of fractionation capacity

•	$2.8 billion in net cash provided by operating activities supported the return of nearly $2.1 billion to unitholders

•	Maintained capital discipline and improved financial profile by increasing distribution coverage to 1.36x while keeping leverage below 4.0x

FINDLAY, Ohio, Feb. 7, 2019 - MPLX LP (NYSE: MPLX) today reported fourth quarter 2018 net income attributable to MPLX of $434 million and full-year 2018 net income attributable to MPLX of $1.8 billion, compared with $238 million and $0.8 billion for the fourth quarter and full year 2017, respectively, which was an increase of $1.0 billion on a year-over-year basis. Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) was $3.5 billion for the full year, which was nearly $1.5 billion higher than 2017. The increase was driven by dropdowns in the L&S segment and strong base business performance across both segments.

"2018 was a transformational year for MPLX," said Gary R. Heminger, chairman and chief executive officer. "Our team executed on the strategic vision outlined at the beginning of the year by significantly growing the business, enhancing the stability of the cash flow profile, and simplifying our financial structure.

"Looking forward, we continue to focus on increasing our presence throughout the midstream value chain as well as developing assets that generate third-party revenue. We announced a number of compelling new projects, including anticipated investments in multiple long-haul pipelines and export facilities that we expect to deliver long-term attractive returns for our shareholders and position the company for success in 2019 and beyond."

For the year, the company generated $2.8 billion in net cash provided by operating activities and distributable cash flow of $2.8 billion, returning $2.1 billion to unitholders. Consistent with its self-funding strategy, the company did not issue any public equity in 2018 and ended the year with leverage of 3.9x.

Financial Highlights

	Three Months Ended Dec. 31		Year Ended Dec. 31
(In millions, except per unit and ratio data)	2018	2017	2018	2017
Net income attributable to MPLX(a)	$434	$238	$1,818	$794
Adjusted EBITDA attributable to MPLX(b)	911	569	3,475	2,004
Net cash provided by operating activities	799	569	2,826	1,907
Distributable cash flow ("DCF")(b)	701	445	2,781	1,628
Distribution per common unit(c)	$0.6475	$0.6075	$2.5300	$2.2975
Distribution coverage ratio(d)	1.32x	1.24x	1.36x	1.28x
Consolidated debt to adjusted EBITDA(e)	3.9x	3.6x	3.9x	3.6x

(a)	Includes $60 million of debt extinguishment charges.

(b)	Non-GAAP measure calculated before distributions to preferred unitholders. See reconciliation below.

(c)	Distributions declared by the board of directors of MPLX's general partner.

(d)	Non-GAAP measure. See calculation below.

(e)	Calculated using face value total debt and LTM pro forma adjusted EBITDA, which is pro forma for acquisitions. See reconciliation below.

During the quarter, MPLX generated $799 million in net cash provided by operating activities and distributable cash flow of $701 million. Fourth quarter 2018 results were impacted by several items that reduced net income attributable to MPLX by approximately $82 million. Debt extinguishment costs were $60 million, of which nearly $14 million were cash costs, and approximately $22 million of the impact was associated with unplanned downtime at the Houston complex, NGL production curtailments due to the delayed startup of the Mariner East 2 pipeline, and contract related accrual adjustments. Adjusted EBITDA attributable to MPLX was reduced by approximately $22 million for these items.

Segment Results

(In millions)	Three Months Ended Dec. 31		Year Ended Dec. 31
Segment income from operations (unaudited)	2018	2017	2018	2017
Logistics and Storage	$449	$161	$1,736	$602
Gathering and Processing	217	174	767	589

Segment adjusted EBITDA attributable to MPLX LP (unaudited)
Logistics and Storage	547	231	2,057	775
Gathering and Processing	$364	$338	$1,418	$1,229

Logistics & Storage

L&S segment income from operations and adjusted EBITDA for 2018 increased by $1.1 billion and $1.3 billion, respectively, compared with the prior year. The increase was primarily due to dropdowns of certain refining logistics assets and the fuels distribution service business as well as record crude oil and product pipeline throughputs.

Total pipeline throughputs were 3.36 million barrels per day in 2018, an increase of 11 percent versus the prior year, primarily due to the expansion of the Ozark and Wood River-to-Patoka pipeline systems. The average tariff rate was $0.66 per barrel for the year. Terminal throughput was 1.48 million barrels per day in 2018, which is consistent with the prior year.

Gathering & Processing

G&P segment income from operations and segment adjusted EBITDA both increased by $0.2 billion for 2018 compared with 2017. The increase was primarily due to record gathered, processed and fractionated volumes and a benefit from higher product margins.

•	Gathered volumes: 4.5 billion cubic feet per day in 2018, a 26 percent annual increase

•	Processed volumes: 7.0 billion cubic feet per day in 2018, a 9 percent annual increase

•	Fractionated volumes: 459 thousand barrels per day in 2018, a 16 percent annual increase

Regionally, the company delivered significant volume growth in the Northeast in 2018. Gathered volumes averaged 3.0 billion cubic feet per day (bcf/d) for the year, a 35 percent increase versus 2017, driven primarily by higher Utica dry-gas and Marcellus wet-gas volumes. Processed volumes averaged 5.3 bcf/d, a 10 percent increase versus the prior year. Fractionated volumes averaged 426,000 barrels per day, an 18 percent increase versus 2017.

MPLX commissioned the Sherwood 10, Sherwood 11, and Harmon Creek plants during the fourth quarter. The company also completed fractionation plants at Sherwood, Harmon Creek, and Hopedale during the quarter. In total, the company commissioned 8 plants in the Northeast in 2018, adding 1.2 bcf/d of processing capacity and 100,000 barrels per day of fractionation capacity for the year.

In the Southwest, gathered volumes averaged 1.6 bcf/d in 2018, an 11 percent increase versus the prior year. Processed volumes averaged 1.4 bcf/d for the year, an 8 percent increase versus 2017. The company added 275 million cubic feet per day of processing capacity in 2018.

Financial Position and Liquidity

As of December 31, 2018, MPLX had $68 million in cash, $2.2 billion available through its bank revolving credit facility expiring in July 2022, and $1 billion available through its credit facility with MPC.

On December 10, 2018, MPLX redeemed all $750 million aggregate principal amount of its 5.5% senior notes due February 15, 2023. These notes were redeemed at 101.833 percent of the principal amount and resulted in a payment of approximately $14 million related to the note premium and the immediate recognition of $46 million of unamortized debt issuance costs.

The company's $3.3 billion of available liquidity, its distribution coverage and its access to the capital markets should provide it with sufficient flexibility to meet its day-to-day operational needs and continue investing in organic growth opportunities. The company's leverage ratio was 3.9 times at December 31, 2018. MPLX remains committed to maintaining an investment-grade credit profile and self-funding strategy for its organic growth capital needs.

2019 and 2020 Financial Outlook

In December 2018, MPLX provided its 2019 and 2020 capital investment plans. This strategic deployment of capital combined with growth in the underlying base business is expected to generate $2.2 billion and $2.5 billion of net income in 2019 and 2020, and $3.9 billion and $4.4 billion of annual adjusted EBITDA, respectively.

Key new project announcements include Permian long-haul crude oil, natural gas and NGL pipelines and export facilities which would enhance the full value chain capture in the L&S segment. The company also expects to add approximately 800 million cubic feet per day of processing capacity and 100,000 barrels per day of fractionation capacity in 2019 to the G&P segment.

The partnership plans to fund approximately 50% of its organic growth capital plan with cash from operating activities, while maintaining strong coverage and an investment grade credit profile. MPLX does not anticipate the need to issue public equity in 2019 or 2020 to fund its organic growth capital.

Conference Call

At 11 a.m. EDT today, MPLX will hold a conference call and webcast to discuss the reported results and provide an update on operations. Interested parties may listen by visiting MPLX’s website at http://www.mplx.com and clicking on the “2018 Fourth-Quarter and Full-Year Financial Results” link in the "News & Headlines" section. A replay of the webcast will be available on MPLX’s website for two weeks. Financial information, including earnings release and other investor-related material, will also be available online prior to the conference call and webcast at http://ir.mplx.com.

About MPLX LP

MPLX is a diversified, large-cap master limited partnership that owns and operates midstream energy infrastructure and logistics assets, and provides fuels distribution services. MPLX's assets include a network of crude oil and refined product pipelines; an inland marine business; light-product terminals; storage caverns; refinery tanks, docks, loading racks, and associated piping; and crude and light-product marine terminals. The company also owns crude oil and natural gas gathering systems and pipelines as well as natural gas and NGL processing and fractionation facilities in key U.S. supply basins. More information is available at www.MPLX.com

Investor Relations Contacts:
Kristina Kazarian (419) 421-2071

Media Contacts:
Chuck Rice (419) 421-2521

Non-GAAP references
In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance and future periods. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA and consolidated debt to last twelve months pro forma adjusted EBITDA, which we refer to as our leverage ratio, distributable cash flow (DCF) and distribution coverage ratio. The amount of adjusted EBITDA and DCF generated is considered by the board of directors of our general partner in approving the

Partnership's cash distribution. Adjusted EBITDA and DCF should not be considered separately from or as a substitute for net income, income from operations, or cash flow as reflected in our financial statements. The GAAP measures most directly comparable to adjusted EBITDA and DCF are net income and net cash provided by operating activities. We define Adjusted EBITDA as net income adjusted for (i) depreciation and amortization; (ii) provision for income taxes; (iii) amortization of deferred financing costs; (iv) non-cash equity-based compensation; (v) net interest and other financial costs; (vi) income from equity method investments; (vii) distributions and adjustments related to equity method investments; (viii) unrealized derivative gains and losses; (ix) acquisition costs; (x) noncontrolling interest and (xi) other adjustments as deemed necessary. In general, we define DCF as adjusted EBITDA adjusted for (i) deferred revenue impacts; (ii) net interest and other financial costs; (iii) maintenance capital expenditures; (iv) equity method investment capital expenditures paid out; and (v) other non-cash items.

The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, we record changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, we reverse the previously recorded unrealized gain or loss and record the realized gain or loss of the contract.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures.

DCF is a financial performance measure used by management as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders.

Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between the partnership's financial operating performance and cash distribution capability. We define the distribution coverage ratio as the ratio of DCF attributable to GP and LP unitholders to total GP and LP distributions declared.

Leverage ratio is a liquidity measure used by management, industry analysts, investors, lenders and rating agencies to analyze our ability to incur and service debt and fund capital expenditures.

Forward-looking statements

This press release contains forward-looking statements within the meaning of federal securities laws regarding MPLX LP (MPLX). These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations, strategy and value creation plans of MPLX. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. You can identify forward-looking statements by words such as "anticipate," "believe," "could," "design," "estimate," "expect," "forecast," "goal," "guidance," "imply," "intend," "may," "objective,"

"opportunity," "outlook," "plan," "policy, " "position," "potential," "predict," "priority, " "project," "prospective," "pursue," "seek," "should," "strategy," "target," "would," "will" or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Factors that could cause MPLX’s actual results to differ materially from those implied in the forward-looking statements include: negative capital market conditions, including an increase of the current yield on common units, adversely affecting MPLX’s ability to meet its distribution growth guidance; the ability to achieve strategic and financial objectives, including with respect to proposed projects and transactions; adverse changes in laws including with respect to tax and regulatory matters; the adequacy of MPLX’s capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions and access to debt on commercially reasonable terms, and the ability to successfully execute its business plans, growth strategy and self-funding model; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; continued/further volatility in and/or degradation of market and industry conditions; changes to the expected construction costs and timing of projects and planned investments, and the ability to obtain regulatory and other approvals with respect thereto; completion of midstream infrastructure by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; modifications to earnings and distribution growth objectives; the ability to manage disruptions in credit markets or changes to credit ratings; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations and/or enforcement actions initiated thereunder; adverse results in litigation; changes to MPLX's capital budget; other risk factors inherent to MPLX’s industry; risks related to MPC as set forth below, including those related to MPC's acquisition of Andeavor or the potential merger, consolidation or combination of MPLX with ANDX; and the factors set forth under the heading “Risk Factors” in MPLX’s Annual Report on Form 10-K for the year ended Dec. 31, 2017, and in MPLX’s Forms 10-Q, filed with the Securities and Exchange Commission (SEC). Factors that could cause MPC's actual results to differ materially from those implied in the forward-looking statements include: the risk that the cost savings and any other synergies from the Andeavor transaction may not be fully realized or may take longer to realize than expected; disruption from the Andeavor transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of Andeavor; the potential merger, consolidation or combination of MPLX with ANDX; future levels of revenues, refining and marketing margins, operating costs, retail gasoline and distillate margins, merchandise margins, income from operations, net income or earnings per share; the regional, national and worldwide availability and pricing of refined products, crude oil, natural gas, NGLs and other feedstocks; consumer demand for refined products; the ability to manage disruptions in credit markets or changes to credit ratings; future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses; the success or timing of completion of ongoing or anticipated capital or maintenance projects; the reliability of processing units and other equipment; business strategies, growth opportunities and expected investment; share repurchase authorizations, including the timing and amounts of any common stock repurchases; the adequacy of capital resources and liquidity, including but not limited to, availability of sufficient cash flow to execute business plans and to effect any share repurchases or dividend increases, including within the expected timeframe; the effect of restructuring or reorganization of business components; the potential effects of judicial or other proceedings on MPC’s business, financial condition, results of operations and cash flows; continued or further volatility in and/or degradation of general economic, market, industry or business conditions; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; the anticipated effects of actions of third parties such as competitors, activist investors or federal, foreign, state or local regulatory authorities or plaintiffs in litigation; the impact of adverse market conditions or other similar risks to those identified herein affecting MPLX or ANDX; and the factors set forth under the heading "Risk Factors" in MPC's Annual Report on Form 10-K for the year ended Dec. 31, 2017, and in MPC's Forms 10-Q, filed with the SEC. We have based our forward-looking statements on our current expectations, estimates and projections about our industry. We caution that these statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. We undertake no obligation to update any forward-looking statements except to the extent required by applicable law. Copies of MPLX's Form 10-K and Forms 10-Q are available on the SEC website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. Copies of MPC's Form 10-K and Forms 10-Q are available on the SEC website, MPC's website at http://ir.marathonpetroleum.com or by contacting MPC's Investor Relations office.

Condensed Results of Operations (unaudited)
	Three Months Ended Dec. 31		Year Ended Dec. 31
(In millions, except per unit data)	2018	2017	2018	2017
Revenues and other income:
Operating revenue	$847	$658	$3,153	$2,322
Operating revenue - related parties	778	355	2,926	1,369
Income (loss) from equity method investments	65	49	240	78
Other income	25	23	106	98
Total revenues and other income	1,715	1,085	6,425	3,867
Costs and expenses:
Operating expenses	522	375	1,928	1,241
Operating expenses - related parties	235	126	865	457
Depreciation and amortization	201	168	766	683
General and administrative expenses	74	67	291	241
Other taxes	17	14	72	54
Total costs and expenses	1,049	750	3,922	2,676
Income from operations	666	335	2,503	1,191
Interest and other financial costs	227	96	661	354
Income before income taxes	439	239	1,842	837
(Benefit) provision for income taxes	—	(2)	8	1
Net income	439	241	1,834	836
Less: Net income (loss) attributable to noncontrolling interests	5	3	16	6
Less: Net income attributable to Predecessor(a)	—	—	—	36
Net income attributable to MPLX LP	434	238	1,818	794
Less: Preferred unit distributions	20	16	75	65
Less: General partner’s interest in net income attributable to MPLX LP	—	96	—	318
Limited partners’ interest in net income attributable to MPLX LP	$414	$126	$1,743	$411

Per Unit Data
Net income attributable to MPLX LP per limited partner unit:
Common - basic	$0.52	$0.31	$2.29	$1.07
Common - diluted	0.52	0.31	2.29	1.06
Weighted average limited partner units outstanding:
Common units – basic	794	407	761	385
Common units – diluted	794	407	761	388

(a)	The pipeline, storage and terminals businesses acquired on March 1, 2017 ("Predecessor").

Select Financial Statistics (unaudited)
	Three Months Ended Dec. 31		Year Ended Dec. 31
(In millions, except ratio data)	2018	2017	2018	2017
Distribution declared
Common units (LP) - public	$187	$175	$732	$656
Common units - MPC(a)	327	171	1,253	338
GP units - MPC	—	—	—	18
Incentive distribution rights - MPC	—	—	—	211
Total GP and LP distribution declared	514	346	1,985	1,223
Redeemable preferred units(b)	20	16	75	65
Total distribution declared	$534	$362	$2,060	$1,288

Distribution coverage ratio(c)	1.32x	1.24x	1.36x	1.28x

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$799	$569	$2,826	$1,907
Investing activities	(659)	(472)	(2,686)	(2,308)
Financing activities	(103)	(97)	(73)	171

Other Financial Data
Adjusted EBITDA attributable to MPLX LP(d)	911	569	3,475	2,004
DCF attributable to GP and LP unitholders(d)	$681	$429	$2,706	$1,563

(a)	MPC agreed to waive $23.7 million in common unit distributions associated with the units received in connection with the Feb. 1 dropdown.

(b)
The preferred units are considered redeemable securities due to the existence of redemption provisions upon a deemed liquidation event which is outside our control. These units rank senior to all common units with respect to distributions and rights upon liquidation and effective May 13, 2018, on an as-converted basis, preferred unit holders receive the greater of $0.528125 per unit or the amount of per unit distributions paid to holders of MPLX LP common units.

(c)	DCF attributable to GP and LP unitholders divided by total GP and LP distribution declared.

(d)	Non-GAAP measure. See reconciliation below.

Select Balance Sheet Data (unaudited)
(In millions, except ratio data)	Dec. 31, 2018	Dec. 31, 2017
Cash and cash equivalents	$68	$5
Total assets	22,779	19,500
Total debt(a)	13,393	7,332
Redeemable preferred units	1,004	1,000
Total equity	$6,864	$9,973
Consolidated total debt to adjusted EBITDA(b)	3.9x	3.6x

Partnership units outstanding:
GP units	—	8
MPC-held common units	505	118
Public common units	289	289

(a)	Total debt includes $0 million and $386 million of outstanding intercompany borrowings classified in current liabilities as of December 31, 2018 and 2017, respectively.

(b)
Calculated using face value total debt and LTM pro forma adjusted EBITDA, which is pro forma for acquisitions. Face value total debt includes approximately $463 million and $416 million of unamortized discount and debt issuance costs as of December 31, 2018, and 2017, respectively.

Operating Statistics (unaudited)
	Three Months Ended Dec. 31			Year Ended Dec. 31
	2018	2017	% Change	2018	2017	% Change
Logistics and Storage
Pipeline throughput (mbpd)
Crude oil pipelines	2,273	2,041	11%	2,180	1,936	13%
Product pipelines	1,295	1,186	9%	1,175	1,085	8%
Total pipelines	3,568	3,227	11%	3,355	3,021	11%
Average tariff rates ($ per barrel)
Crude oil pipelines	$0.60	$0.55	9%	$0.59	$0.56	5%
Product pipelines	0.78	0.73	7%	0.79	0.74	7%
Total pipelines	0.66	0.62	6%	0.66	0.63	5%

Terminal throughput (mbpd)	1,521	1,497	2%	1,481	1,477	—%

Barges at period-end	256	232	10%	256	232	10%
Towboats at period-end	23	18	28%	23	18	28%

Gathering and Processing Operating Statistics (unaudited) - Consolidated(a)	Three Months Ended Dec. 31			Year Ended Dec. 31
	2018	2017	% Change	2018	2017	% Change
Gathering throughput (mmcf/d)
Marcellus Operations	1,148	1,121	2%	1,155	1,004	15%
Utica Operations	—	—	—%	—	—	—%
Southwest Operations	1,694	1,487	14%	1,566	1,410	11%
Total gathering throughput	2,842	2,608	9%	2,721	2,414	13%

Natural gas processed (mmcf/d)
Marcellus Operations	3,977	3,778	5%	3,826	3,619	6%
Utica Operations	—	—	—%	—	—	—%
Southwest Operations	1,542	1,373	12%	1,438	1,326	8%
Southern Appalachian Operations	255	261	(2)%	247	265	(7)%
Total natural gas processed	5,774	5,412	7%	5,511	5,210	6%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	398	350	14%	379	320	18%
Utica Operations	—	—	—%	—	—	—%
Southwest Operations	17	21	(19)%	18	20	(10)%
Southern Appalachian Operations	18	13	38%	15	14	7%
Total C2 + NGLs fractionated	433	384	13%	412	354	16%

(a)	Includes operating data for entities that have been consolidated into the MPLX financial statements.

Gathering and Processing Operating Statistics (unaudited) - Operated(a)	Three Months Ended Dec. 31			Year Ended Dec. 31
	2018	2017	% Change	2018	2017	% Change
Gathering throughput (mmcf/d)
Marcellus Operations	1,148	1,121	2%	1,155	1,004	15%
Utica Operations	2,067	1,571	32%	1,809	1,192	52%
Southwest Operations	1,694	1,489	14%	1,567	1,412	11%
Total gathering throughput	4,909	4,181	17%	4,531	3,608	26%

Natural gas processed (mmcf/d)
Marcellus Operations	4,773	4,203	14%	4,448	3,885	14%
Utica Operations	877	991	(12)%	886	984	(10)%
Southwest Operations	1,542	1,373	12%	1,438	1,326	8%
Southern Appalachian Operations	255	261	(2)%	247	265	(7)%
Total natural gas processed	7,447	6,828	9%	7,019	6,460	9%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	398	350	14%	379	320	18%
Utica Operations	50	39	28%	47	40	18%
Southwest Operations	17	21	(19)%	18	20	(10)%
Southern Appalachian Operations	18	13	38%	15	14	7%
Total C2 + NGLs fractionated	483	423	14%	459	394	16%

(a)	Includes operating data for entities that have been consolidated into the MPLX financial statements as well as operating data for Partnership-operated equity method investments.

Reconciliation of Segment Adjusted EBITDA to Net Income (unaudited)
	Three Months Ended Dec. 31		Year Ended Dec. 31
(In millions)	2018	2017	2018	2017
L&S segment adjusted EBITDA attributable to MPLX LP	$547	$231	$2,057	$775
G&P segment adjusted EBITDA attributable to MPLX LP	364	338	1,418	1,229
Adjusted EBITDA attributable to MPLX LP	911	569	3,475	2,004
Depreciation and amortization	(201)	(168)	(766)	(683)
Provision for income taxes	—	2	(8)	(1)
Amortization of deferred financing costs	(14)	(15)	(59)	(53)
Loss on extinguishment of debt	(46)	—	(46)	—
Non-cash equity-based compensation	(4)	(5)	(19)	(15)
Net interest and other financial costs	(167)	(81)	(556)	(301)
Income from equity method investments	65	49	240	78
Distributions/adjustments related to equity method investments	(133)	(100)	(447)	(231)
Unrealized derivative gains/(losses)(a)	23	(8)	5	(6)
Acquisition costs	—	(5)	(3)	(11)
Adjusted EBITDA attributable to noncontrolling interests	5	3	18	8
Adjusted EBITDA attributable to Predecessor(b)	—	—	—	47
Net income	$439	$241	$1,834	$836

(a)
MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

(b)	The adjusted EBITDA adjustments related to Predecessor are excluded from adjusted EBITDA attributable to MPLX LP prior to the acquisition date.

L&S Reconciliation of Segment Income from Operations to Segment Adjusted EBITDA (unaudited)
	Three Months Ended Dec. 31		Year Ended Dec. 31
(In millions)	2018	2017	2018	2017
L&S Segment income from operations	$449	$161	$1,736	$602
Depreciation and amortization	69	42	240	163
Income from equity method investments	(43)	(29)	(166)	(36)
Distributions/adjustments related to equity method investments	71	50	235	76
Acquisition costs	—	5	3	11
Non-cash equity-based compensation	1	2	9	6
Adjusted EBITDA attributable to Predecessor	—	—	—	(47)
L&S segment adjusted EBITDA attributable to MPLX LP	$547	$231	$2,057	$775

G&P Reconciliation of Segment Income from Operations to Segment Adjusted EBITDA (unaudited)
	Three Months Ended Dec. 31		Year Ended Dec. 31
(In millions)	2018	2017	2018	2017
G&P Segment income from operations	$217	$174	$767	$589
Depreciation and amortization	132	126	526	520
Income from equity method investments	(22)	(20)	(74)	(42)
Distributions/adjustments related to equity method investments	62	50	212	155
Unrealized derivative (gains)/losses(a)	(23)	8	(5)	6
Non-cash equity-based compensation	3	3	10	9
Adjusted EBITDA attributable to noncontrolling interest	(5)	(3)	(18)	(8)
G&P Segment adjusted EBITDA attributable to MPLX LP	$364	$338	$1,418	$1,229

(a)
MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Income (Loss) (unaudited)
	Three Months Ended Dec. 31		Year Ended Dec. 31
(In millions)	2018	2017	2018	2017
Net income	$439	$241	$1,834	$836
(Benefit)/provision for income taxes	—	(2)	8	1
Amortization of deferred financing costs	14	15	59	53
Loss on extinguishment of debt	46	—	46	—
Net interest and other financial costs	167	81	556	301
Income from operations	666	335	2,503	1,191
Depreciation and amortization	201	168	766	683
Non-cash equity-based compensation	4	5	19	15
Income from equity method investments	(65)	(49)	(240)	(78)
Distributions/adjustments related to equity method investments	133	100	447	231
Unrealized derivative (gains)/losses(a)	(23)	8	(5)	6
Acquisition costs	—	5	3	11
Adjusted EBITDA	916	572	3,493	2,059
Adjusted EBITDA attributable to noncontrolling interests	(5)	(3)	(18)	(8)
Adjusted EBITDA attributable to Predecessor(b)	—	—	—	(47)
Adjusted EBITDA attributable to MPLX LP	911	569	3,475	2,004
Deferred revenue impacts	8	8	32	33
Net interest and other financial costs	(167)	(81)	(556)	(301)
Maintenance capital expenditures	(48)	(44)	(146)	(103)
Equity method investment capital expenditures paid out	(9)	(9)	(31)	(13)
Other	6	2	7	6
Portion of DCF adjustments attributable to Predecessor(b)	—	—	—	2
DCF attributable to MPLX LP	701	445	2,781	1,628
Preferred unit distributions	(20)	(16)	(75)	(65)
DCF attributable to GP and LP unitholders	$681	$429	$2,706	$1,563

(a)
MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

(b)	The adjusted EBITDA and DCF adjustments related to Predecessor are excluded from adjusted EBITDA attributable to MPLX LP and DCF prior to the acquisition date.

Reconciliation of Net Income to LTM Pro forma adjusted EBITDA (unaudited)
	Year Ended Dec. 31
(In millions)	2018	2017
Net income	$1,834	$836
Net income to adjusted EBITDA adjustments	1,641	1,168
Adjusted EBITDA attributable to MPLX LP	3,475	2,004
Pro forma adjustments for acquisitions	92	146
LTM Pro forma adjusted EBITDA	3,567	2,150
Consolidated debt	$13,856	$7,748
Consolidated debt to adjusted EBITDA	3.9x	3.6x

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Cash Provided by Operating Activities (unaudited)
	Three Months Ended Dec. 31		Year Ended Dec. 31
(In millions)	2018	2017	2018	2017
Net cash provided by operating activities	$799	$569	$2,826	$1,907
Changes in working capital items	(37)	(83)	41	(147)
All other, net	(50)	(8)	(45)	(28)
Non-cash equity-based compensation	4	5	19	15
Net loss on disposal of assets	(1)	(1)	(2)	—
Current income taxes	(1)	1	—	2
Loss on extinguishment of debt	46	0	46	0
Net interest and other financial costs	167	81	556	301
Asset retirement expenditures	—	—	7	2
Unrealized derivative (gains)/losses(a)	(23)	8	(5)	6
Acquisition costs	—	5	3	11
Distributions/adjustments related to equity method investments	12	(5)	47	(10)
Adjusted EBITDA	916	572	3,493	2,059
Adjusted EBITDA attributable to noncontrolling interests	(5)	(3)	(18)	(8)
Adjusted EBITDA attributable to Predecessor(b)	—	—	—	(47)
Adjusted EBITDA attributable to MPLX LP	911	569	3,475	2,004
Deferred revenue impacts	8	8	32	33
Net interest and other financial costs	(167)	(81)	(556)	(301)
Maintenance capital expenditures	(48)	(44)	(146)	(103)
Equity method investment capital expenditures paid out	(9)	(9)	(31)	(13)
Other	6	2	7	6
Portion of DCF adjustments attributable to Predecessor(b)	—	—	—	2
DCF attributable to MPLX LP	701	445	2,781	1,628
Preferred unit distributions	(20)	(16)	(75)	(65)
DCF attributable to GP and LP unitholders	$681	$429	$2,706	$1,563

(a)
MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

(b)	The adjusted EBITDA and DCF adjustments related to Predecessor are excluded from adjusted EBITDA attributable to MPLX LP and DCF prior to the acquisition date.

Capital Expenditures (unaudited)
	Three Months Ended Dec. 31		Year Ended Dec. 31
(In millions)	2018	2017	2018	2017
Capital Expenditures(a):
Maintenance	$48	$44	$146	$103
Growth	502	379	1,884	1,381
Total capital expenditures	550	423	2,030	1,484
Less: Increase in capital accruals	14	16	104	71
Asset retirement expenditures	—	—	7	2
Additions to property, plant and equipment	536	407	1,919	1,411
Capital expenditures of unconsolidated subsidiaries(b)	98	78	421	384
Total gross capital expenditures	634	485	2,340	1,795
Less: Joint venture partner contributions	62	37	196	169
Total capital expenditures, net	572	448	2,144	1,626
Acquisitions	—	—	451	249
Total capital expenditures, net and acquisitions	572	448	2,595	1,875
Less: Maintenance capital	48	48	146	108
Acquisitions	—	—	451	249
Total growth capital expenditures	$524	$400	$1,998	$1,518

(a)	Includes capital expenditures of the Predecessor for all periods presented.

(b)	Capital expenditures includes amounts related to unconsolidated, partnership-operated subsidiaries.

Reconciliation of Adjusted EBITDA and Distributable Cash Flow from Net Income (unaudited)
(In billions)	2019E	2020E
Net Income	$2.2	$2.5
Depreciation and amortization	0.9	1.0
Net interest and other financial costs	0.7	0.7
Adjustments for equity investment earnings and distributions	0.2	0.2
Other	—	0.1
Adjusted EBITDA	4.0	4.5
Adjusted EBITDA attributable to noncontrolling interests	(0.1)	(0.1)
Adjusted EBITDA attributable to MPLX LP	3.9	4.4
Deferred revenue impacts	0.1	0.1
Net interest and other financial costs	(0.7)	(0.7)
Maintenance capital expenditures	(0.2)	(0.2)
Other	—	(0.1)
Distributable cash flow attributable to MPLX LP	$3.1	$3.5

Reconciliation of Adjusted EBITDA and Distributable Cash Flow from Net Cash Provided by Operating Activities (unaudited)
(In billions)	2019E	2020E
Net cash provided by operating activities	$3.2	$3.8
Changes in working capital items	—	(0.1)
Net interest and other financial costs	0.7	0.7
Other	0.1	0.1
Adjusted EBITDA	4.0	4.5
Adjusted EBITDA attributable to noncontrolling interests	(0.1)	(0.1)
Adjusted EBITDA attributable to MPLX LP	3.9	4.4
Deferred revenue impacts	0.1	0.1
Net interest and other financial costs	(0.7)	(0.7)
Maintenance capital expenditures	(0.2)	(0.2)
Other	—	(0.1)
Distributable cash flow attributable to MPLX LP	$3.1	$3.5